Exhibit 10.27

[Semtech Logo]

To :	Emeka Chukwu
From :	Mohan Maheswaran
Subject :	Relocation Expense extension
Date :	April 05, 2007

Dear Emeka,

Since your relocation of your family has been postponed due to the re-statement process and SEC filings that required your devoted time and effort, I am approving an extention of your relocation package.

1.	Additional six (6) months temporary living accommodation until November 2007.

2.	Additional three (3) family trips for your spouse and children to southern California to find suitable living accommodations.

a.	The cost of these additional family trips ( flights, hotels and meals ) must not exceed $20,000 and be supported by the appropriate receipts.

3.	Please remember that Semtech’s policy is that employees agree to reimburse the Company for all relocation costs should the employee decide to leave the Company within (2) two years on a voluntary basis. Your acceptance of this extention of relocation costs indicates that you agree to reimburse the Company for all relocation expenses on a monthly pro-rata basis for up to two (2) years from date of hire. You will be responsible for all income taxes on any reimbursed items, including relocation and temporary living allowances that may not be deductible for income tax purposes.

Sincerely,

Mohan Maheswaran

President & CEO

Semtech Corporation

[Note: This compensation arrangement was approved by the Compensation Committee on April 5, 2007]